<SEQUENCE>10
<FILENAME>doc6.txt



Exhibit 10.1

						LICENSE AGREEMENT

This License Agreement, dated as of the 27th day of December, 2002, is entered into by and between CEO of Penn Biotech Inc.
(Hereinafter referred to as "Executor") and the president of Korea Research Institute of Bioscience and Biotechnology
(hereinafter  referred  to  as  "Researcher").

WHEREAS, the Executor wishes to license the "Know-How with regard to the Mass Production of Artificial Seed Potatoes
(hereinafter referred to as the "Technology") developed by researcher.

Article 1 (The Definition of Technology) The Technology mentioned in this Agreement shall mean "Know-How with regard to the Mass Production of Artificial Seed Potatoes," including the Patent in subparagraph 2).

The Patent in this Agreement shall mean "Mass Production of Artificial Seed Potatoes." (Application number: 1989-003009, registered number: 51832 (Korea))

Article 2 (Execution Right)
Researcher and Executor agree that, subject to the provisions of the Agreement, Researcher hereby grants the Executor an exclusive Execution Right with regard to the Technology (including patent rights when patents with regard to this Technology are granted). Execution Right in subparagraph 1) shall mean the right to produce and sell the products by using the Technology. Executor shall not offer or transfer the Execution Right to a third party without prior written consent of Researcher. Researcher shall assume that Executor surrenders Execution Right for those areas that Executor did not apply the Technology to.

Article 3 (Territory)
Territory covered in this Agreement includes Korea, China, and Canada. In case that the Executor intends to execute the Technology in other than territory set forth herein, Executor shall enter into a separate agreement with Researcher through negotiation.

Article 4 (Term)
1) (Term of the Agreement) This Agreement shall become effective upon signing and shall continue in full force and effect until the expiry date of patents and shall thereafter be extended, provided that a notice of intention to extend is given in writing by one party to the other.

2) (Commencement of Production) Executor shall commence the production by using the Technology within one year from the date of this agreement. Executor shall inform in writing Researcher of the commenced date of production. However, the commencement date of production may be postponed with prior written consent of Researcher.

Article 5 (Fees)
Executor shall pay the following amount as a license fee to Researcher. Even in case of partial surrender of the Execution Right as set forth in subsection 4 of Article 2, this article shall continue to have its effectiveness.

1) 	(Prepaid License Fee)  Executor agrees  to  pay  30,000,000  Won
	in total to Researcher as following:

	Payment of 10,000,000 won shall be made within 10 days from signing of this Agreement
	Payment of 10,000,000 won shall be made within 6 months from signing of this Agreement
	Payment of 10,000,000 won shall be made within 12 months from signing of this Agreement

2) 	(Current License Fee)  Executor shall pay Current License Fee to
	Researcher, pursuant to Article 6, amounting to 1% of net sales annually starting from commencement of sales of products to termination of this Agreement. Net sales shall be computed as total sales minus discounts, returns, indirect taxes in connection to sales, insurance, freight expenses, sales commission,and adverting expenses.

Article 6 (Computation of License Fee) Executor shall pay Current
License Fee set forth in subsection 2 of Article 5 to Researcher as follows:


1) 	(Accounting  Period)  Computation of  License  fee  shall  cover
	he period starting from January 1 to December 31 annually and License fee shall be paid to Researcher until March 31 in the following year.

2) 	(Submission of information)  Executor shall  submit to Researcher,
	within 3 months from the fiscal year end, a schedule for computation of Current License Fee for the previous year and a written report detailing order price, sale price, quantity and type of the product.

3) 	(Request of Information)In case that Researcher requests evidences
	to verify the information set forth in subsection 2) of this Article, Executor shall submit to Researcher, within 30days from the request, the evidence with certification from a public accounting firm.

4)	(Inspection of Books and Records) Research  may inspect accounting
	books and records of Executor, at his own expense, in connection to the computation of Current License Fees.

Article 7 (Transfer of Technology and Training)

1) 	(Transfer of Technology and Training)Researcher is obligated to
	transfer the Technology set forth in Article 1 and to train Executor to the extent that he is able to fully utilize the Technology within the contracted period.Upon the Executor's request, Researcher shall cooperate with Executor on the matters regarding production of Micro-tuber, supply of culture medium, etc.

2) 	(Travel abroad) Researcher  may,  after negotiation, cooperate
	with Executor through travel abroad at Executor's expense for the transfer of Technology and training.

3) 	Executor  will be responsible for costs of Micro-tuber production
	and supply of culture  medium by  Executor's request.

Article 8 (Improvement of Technology)

1) 	(Improvement of Technology)	 In  case  that  Executor, his
	management or his employees intend to improve, expand, replace, or reinvent the Technology ("Improved Technology") or intend to acquire industrial right, basis of which is the Improved Technology, Executor shall pursue mutual negotiation with Researcher after prior notice is given. Acquired industrial rights shall be owned by both parties.

2) 	(Execution of Improved Technology) Executor shall have priority in
	executing rights derived from Improved Technology and the terms of execution shall be determined by written agreement.

3) (Patent Fee) Executor shall cooperate in document filings and procedures in order to apply, register, and maintain the registration of industrial rights developed after the signed date of this Agreement and shall bear entire costs associated with these procedures.

Article 9 (Good Faith)
In order to achieve the purpose of this Agreement, Researcher shall cooperate with Executor in good faith and Executor shall perform this Agreement in good faith.

Article 10 (Confidentiality)
Executor shall caution that the Technology will remain confidential and may not be disclosed to other parties. This duty includes duty to ensure that Executor's management, employees and successors will not breach this Article. In addition, this Article will remain effective even after the cancellation of this Agreement.

Article 11 (Modification)
This Agreement may be modified only by a written agreement signed by Executor and Researcher. Yet, Researcher reserve the right to permit Execution Right of Technology to a third party when determined that Executor's production capacity does not satisfy the demand for products or he is not technically capable ofmaterializing Technology and improving incapability.

Article 12 (Certain Circumstances)
In the performance of this Agreement by any one party, the party assumes no responsibility for any damage or loss caused by any occurrence beyond his control or defects other than negligence, mistake or willfulness.

Article 13 (Cancellation)
Researcher reserve the right to cancel this Agreement with 20 days written notice to Executor in the following events. Even after cancellation, Researcherretains the payments made by Executor, including notes payable received and Executor shall return all the document regarding Technology and surrender all the rights given by this Agreement.

Production has not commenced until the Commencement Date of Production or even prior to the Commencement Date of Production set forth in Article 4, it is determined by Researcher that Executor has given up production. Even after the Commencement Date of Production set forth in Article 4, it is determined that Executor is not able to continue production Executor does not pay license fees set forth in Article 5 without just cause. Executor breaches the duty under this Agreement.

Article 14 (Damage)
Researcher or Executor shall compensate for damages caused by breach of this Agreement.

Article 15 (Use of Title)
Executor shall not use original or reproduced copy of the entirety or any portion of information acquired regarding this Agreement and of reports or documents, which Researcher furnished to Executor for advertising, promotional, or marketing purposes or as evidence for litigation. In addition, Executor shall not imply or refer to Researcher for the aforementioned purposes.

Article 16 (Changes of Facts)
Executor shall promptly report any changes made to relevant facts such as address of his corporation after signing the Agreement. Researcher shall beexempted from any responsibility for mistakes arising from Executor's failing to do so.

Article 17 (Resolution of Disagreement) In case of dispute or disagreement with regard to this Agreement or performance of each party, Researcher and Executor shall make an effort to resolve through discussion and negotiation.

Article 18 (Effectiveness)
This Agreement shall be effective from the singed date of the Agreement by both parties.

Article 19 (Interpretation)
For the items not specified in this Agreement or for the items which one party objects to the interpretation of the other, both parties will determine the meaning of those items through agreement reached by both parties.


Two copies of this Agreement will be printed and signed by both parties, each of which shall keep a copy.

December 27, 2002

 Executor								 Researcher/s/
 Jai  Woo  Lee					   /s/  Kyu  Hwan  Yang  /s/
 -----------------------			 -------------------------
 Jai  Woo  Lee							 Kyu  Hwan  Yang
 Penn  Biotech Inc.						Korea Research Institute of Bioscience
 16F.  543  Granville  Street,			 and Biotechnology
 Vancouver,  BC.,  Canada			  52  Ueun-dong Yusung-gu, Daejon-si, Korea